Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of VectivBio Holding AG (“VectivBio,” the “Company,” “we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the laws of Switzerland. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the laws of Switzerland and our articles of association, a copy of which is filed as an exhibit to the Annual Report on 20-F of which this Exhibit is a part. We encourage you to read our articles of association and the applicable provisions of the laws of Switzerland for additional information.

General

Our ordinary shares, CHF 0.05 nominal value per share, are registered under the Exchange Act and listed on The Nasdaq Global Market under the trading symbol “VECT.”

The following is a description of the rights of the holders of ordinary shares.

Swiss Corporate Law Reform

On January 1, 2023, legislation that modernized certain aspects of Swiss corporate law (the Swiss corporate law reform (Aktienrechtsrevision)) entered into force. Most relevantly, the legislative reform addressed, among other topics, (i) the modernization and increased flexibility for a stock corporation’s capital base, (ii) corporate governance and executive compensation matters, (iii) the strengthening of shareholder rights and the protection of minorities, (iv) financial distress / restructuring measures and (v) certain socio-political topics (e.g., gender representation and disclosure requirements for companies active in the raw materials sector, which, subject to transitional periods, entered into force on January 1, 2021). The Swiss corporate law reform is subject to certain transitional periods as provided for therein. In particular, Swiss stock corporations registered with the Commercial Register on January 1, 2023, are required to amend their articles of association and organizational regulations in line with the new legislation within a transitional period of two years, i.e., until January 1, 2025. For that purpose, we intend to propose certain amendments to our articles of association at the 2023 annual general meeting of shareholders. Certain amendments that are expected to be proposed are summarized below. An overview of all proposed amendments will be published together with the invitation to the 2023 annual general meeting of shareholders. Until such amendments have been adopted and approved by the general meeting of shareholders, our current articles of association remain in full force and effect.

Share Capital and Shares

Ordinary Capital Increase, Authorized Share Capital / Capital Range and Conditional Share Capital

Under Swiss corporate law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within six months in order to become effective. Under Swiss corporate law, in case of a subscription and increase against contributions in cash, a resolution passed by a majority of the votes represented at the general meeting of shareholders is required. In case of a subscription and increase through the conversion of equity surplus, against contributions in kind, by set-off against a claim, or the granting of special benefits, or when shareholders’ statutory pre-emptive rights are limited or withdrawn, a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented is required.

Furthermore, under the Swiss Code of Obligations, or the CO, our shareholders, by a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented at such meeting, may empower the board of directors to issue shares of a specific aggregate nominal amount, in each case up to a maximum of 50% of the existing share capital as registered in the Commercial Register, in the form of:

• conditional capital (bedingtes Kapital) for the purpose of issuing shares (i) through the exercise or mandatory exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to shareholders or third parties in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies or (ii) through the issuance of rights to subscribe for new shares to members of the board of directors, members of the executive committee or employees of the Company or its group companies or third parties to subscribe for new shares; and/or

• a capital range (Kapitalband) to be utilized by the board of directors for capital increases and/or capital reductions, as applicable, subject to the articles of association, within a period determined by the shareholders but not exceeding five years from the date of the shareholder approval. If and when adopted and approved by the general meeting of shareholders, the capital range will replace the authorized capital (genehmigtes Kapital) as currently provided for in our articles of association (see below).

Pursuant to our articles of association, any subscription and direct or indirect acquisition of new shares either in connection with or under an ordinary capital increase, authorized or conditional share capital or (if and when adopted) within a capital range and any subsequent transfer of such shares are subject to certain transfer restrictions.

Pre-emptive Rights

Pursuant to the CO, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for newly issued shares. With respect to conditional capital in connection with the issuance of conversion or option rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of these instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented at such meeting may withdraw or limit (in case of an ordinary capital increase) or authorize our board of directors to withdraw or limit the pre-emptive rights and/or advance subscription rights in certain circumstances.

If pre-emptive rights are granted, but not exercised, our board of directors may allocate such unexercised pre-emptive rights at its discretion.

With respect to our authorized share capital, which, following the entry into force of the Swiss corporate law reform, remains in full force and effect until the earlier of (i) the introduction of a capital range by the general meeting of shareholders, (ii) its full use through the issuance of new shares, or (iii) the expiry of the authorized share capital on June 30, 2024, our board of directors is authorized by our articles of association to withdraw or limit the pre-emptive rights of existing shareholders, and to allocate them to third parties, the Company or any of its group companies if:

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the issue price of the newly issued shares is determined by reference to the market price;
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the newly issued shares are used for raising capital in a fast and flexible manner, which would not be possible, or might only be possible with great difficulty or delays or at significantly less favorable conditions, without the exclusion of the pre-emptive rights of existing shareholders;

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the newly issued shares are used for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares;
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the newly issued shares are used for purposes of broadening our shareholder constituency in certain geographic, financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;
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the newly issued shares are used for purposes of granting an over-allotment option or an option to purchase additional shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);
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the newly issued shares are used for the participation of members of the board of directors, members of the executive committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies;
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a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 18% of the share capital registered in the Commercial Register without having submitted to all other shareholders a takeover offer recommended by the board of directors; or
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the newly issued shares are used for the defense of an actual, threatened or potential takeover offer that the board of directors, upon consultation with an independent financial advisor retained by it, has not or will not recommend to the shareholders to accept on the basis that the board of directors does not find such takeover offer to be financially fair to the shareholders or to be in the Company’s interest.

Pursuant to our articles of association, our board of directors is entitled to permit, to restrict or to exclude the trading in pre-emptive rights. The board of directors may further permit the expiration of pre-emptive rights that have not been exercised, or it may place such rights or shares as to which pre-emptive rights have been granted, but not exercised, at market conditions or may use them otherwise in the interest of the Company.

Our Authorized Share Capital

Under our articles of association, our board of directors is authorized to increase the share capital at any time, including in connection with an intended takeover, until June 30, 2024, by a maximum aggregate amount of CHF 157,218.00 through the issuance of not more than 3,144,360 ordinary shares, which would have to be fully paid-in, with a nominal value of CHF 0.05 each.

Increases in partial amounts are permitted. Our board of directors has the power to determine the issue price, the type of contribution, the date of issue, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement.

Our board of directors is also authorized to withdraw or limit pre-emptive rights as described above. This authorization is exclusively linked to the particular available authorized share capital set out in the respective article. If the period to increase the share capital lapses without having been used by the board of directors, the authorization to withdraw or limit the pre-emptive rights lapses simultaneously with such authorized capital.

In accordance with the Swiss corporate law reform, we intend to propose the introduction of a capital range at the 2023 annual general meeting of shareholders, which, if and when adopted and approved by the general meeting of shareholders, will replace the authorized share capital.

Our Conditional Share Capital

Conditional Share Capital for Participation Programs

Our share capital may be increased by a maximum aggregate amount of CHF 541,332.00 through the issuance of up to 10,826,640 ordinary shares, which would have to be fully paid-in, with a nominal value of CHF 0.05 each, through the issuance of rights to subscribe for new shares to members of the board of directors, members of the executive committee, employees, contractors or consultants of the Company or one of its group companies, or other persons providing services to the Company or one of its group companies. Shares, options or subscription rights therefor shall be issued pursuant to one or more regulations to be issued by our board of directors, or to the extent delegated to it, our compensation committee, and in each case in accordance with our articles of association. Shares, options or subscription rights therefor may be issued at a price or with an exercise price lower than the market price. The pre-emptive rights and advance subscription rights of our shareholders are excluded in connection with the issuance of any shares, options or subscription rights therefor.

Conditional Share Capital for Financing, Acquisition and Other Purposes

In addition, our share capital may be increased, including in connection with an intended takeover, by a maximum aggregate amount of CHF 450,886.00 through the issuance of up to 9,017,720 ordinary shares, which would have to be fully paid-in, with a nominal value of CHF 0.05 each, through the exercise or mandatory exercise of conversion, exchange, option or warrant rights or rights for the subscription of shares or the triggering of conversion, exchange, purchase or similar obligations for the subscription of shares granted to, or imposed on, shareholders or third parties in connection with bonds, notes, options, warrants or other securities or contractual obligations by the Company or any of its group companies. The pre-emptive rights of shareholders are excluded upon conversion, exchange, exercise or the triggering of any of the aforementioned financial instruments in connection with the issuance of ordinary shares, and the then-current owners of such financial instruments are entitled or obligated to acquire the new ordinary shares upon conversion, exchange, exercise or the triggering of any financial instrument. The main conditions of such financial instruments are to be determined by our board of directors.

When issuing relevant financial instruments, our board of directors is authorized to limit or withdraw the advance subscription rights of shareholders to subscribe for the relevant financial instrument:

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if the issuance is for purposes of financing or refinancing, or the payment for, the acquisition of companies, parts of a company, participations, products, intellectual property rights, licenses or investments;
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if the issuance occurs in national or international capital markets or through a private placement;
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following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 18% of the share capital registered in the Commercial Register without having submitted to all other shareholders a takeover offer recommended by the board of directors;
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for the defense of an actual, threatened or potential takeover offer that the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the board of directors has not found such takeover offer to be financially fair to the shareholders or to be in the Company’s interest; or
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if the financial instruments are issued at reasonable terms and conditions, in particular if (1) the financial instruments are issued or entered into at market conditions, (2) the conversion, exchange or exercise price of the financial instruments is set with reference to, and/or subject to change based upon, the valuation of the Company’s equity and/or market conditions, and (3) the financial instruments may be converted, exchanged, exercised or triggered during a maximum period of 10 years from the date of the relevant issuance or contract conclusion.

Uncertificated Securities

Our shares are uncertificated securities (Wertrechte, within the meaning of article 973c of the CO) and, when administered by a custodian (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, or FISA), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with article 973c of the CO, we maintain a non-public register of uncertificated securities (Wertrechtebuch). We may at any time without the approval of our shareholders and at our cost convert shares issued as uncertificated securities into another form (including global certificates) or convert shares issued in one form into another form. Following the entry in the share register, a shareholder may at any time request from us a written confirmation in respect of the shares held by such shareholder. Shareholders are not entitled, however, to request the printing and delivery of certificates or the conversion of the shares in one form into another form. We may print and deliver certificates for shares at any time.

General Meeting of Shareholders

Ordinary and Extraordinary General Meetings of Shareholders

The general meeting of shareholders is our supreme corporate body. Under Swiss corporate law, ordinary and extraordinary general meetings of shareholders may be held.

An annual ordinary general meeting of shareholders must be held annually within six months after the close of a corporation’s financial year. In our case, this means on or before June 30 of any calendar year. The annual general meeting of shareholders is convened by our board of directors or, if necessary, our auditors.

Pursuant to our articles of association, an extraordinary general meeting of shareholders may be called (1) by a resolution of the board of directors or by our auditors, in each case when deemed necessary, or by our liquidators or the representatives of bondholders, if any, (2) if so resolved by a general meeting of shareholders or (3) if shareholders who hold, alone or together, ordinary shares representing at least 10% of the share capital request such general meeting of shareholders in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the nominated candidates, including the information required for a request for inclusion of an item on the agenda as set forth below (“—Agenda Requests”). In accordance with the Swiss corporate law reform, we intend to propose an amendment to our articles of association allowing shareholders who hold, alone or together, ordinary shares representing at least 5% of the share capital or the votes to request the calling of an extraordinary general meeting of shareholders.

Further, our board of directors may convene an extraordinary general meeting of shareholders and propose financial restructuring measures falling within the powers of the general meeting of shareholders if (i) we are threatened to become illiquid or (ii), based on our annual stand-alone statutory balance sheet, half of our share capital and reserves are no longer covered by our assets.

Powers

Under Swiss corporate law, the following powers are vested exclusively in the general meeting of shareholders:

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adoption and amendment of the articles of association, including an amendment of the purpose or the relocation of the registered office;
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election and dismissal of the members of the board of directors, the chairperson of the board of directors, the members of the compensation committee, the independent proxy and the auditors;
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approval of the annual management report, the annual consolidated financial statements and the annual stand-alone statutory financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends and the repayment of the statutory capital reserves, and determination of interim dividends and the approval of the interim financial statements required therefor;
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approval of the compensation of the board of directors and of the executive committee pursuant to the articles of association;
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granting discharge from liability to the members of the board of directors and the persons entrusted with management;
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the delisting of the Company’s equity securities; and
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passing of resolutions as to all matters reserved by law or under the articles of association to the general meeting of shareholders or that are submitted to the general meeting of shareholders by our board of directors subject to its non-transferable and inalienable powers and duties.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the majority of the votes represented at the general meeting of shareholders, unless otherwise stipulated by law or our articles of association.

Under Swiss corporate law or our articles of association, a resolution of the general meeting of shareholders passed by two-thirds of the votes represented at the meeting and the majority of the nominal value of the shares represented at such meeting is required for:

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the amendment of the Company’s purpose;
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a combination of shares (reverse share split);
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the creation of shares with privileged voting rights;
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the restriction on the transferability of shares and the cancellation of such a restriction;
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the introduction of a conditional capital or the introduction of a capital range;
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an increase in share capital through the conversion of equity surplus, against contribution in kind, by set-off against a claim, or the granting of special benefits;
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the limitation or withdrawal of pre-emptive rights;
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the conversion of participation certificates into shares;
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the change of currency of the share capital;
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the introduction of the casting vote of the acting chair in the general meeting of shareholders;
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the delisting of the Company’s equity securities;
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the relocation of the registered office of the Company;
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the introduction of an arbitration clause in the articles of association;
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the dissolution of the Company;

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the dismissal of any member of the board of directors, of the chairperson of the board of directors or of any member of the compensation committee before the end of his or her term of office; and
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the amendment or repeal of the registration or voting restrictions, the provision setting a maximum board size, and the provision for indemnification of the members of the board of directors and the executive committee set forth in our articles of association.

The same voting requirements generally apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended, or the Swiss Merger Act (including a merger, demerger or conversion of a corporation); see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide for quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one third of the outstanding voting shares.

Notice

Pursuant to Swiss corporate law and our articles of association, general meetings of shareholders must be convened by our board of directors at least 20 calendar days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Pursuant to our articles of association, shareholders of record may also be informed by ordinary mail, by e-mail or on our website. Further, the notice of a general meeting of shareholders must include the items on the agenda, the proposals of our board of directors and the shareholder(s) who requested that a general meeting of shareholders be held or an item be included on the agenda and, in case of elections, the names of the proposed candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice.

Pursuant to Swiss corporate law and our articles of association, our annual report, the compensation report and the auditors’ reports must be made available electronically to the shareholders at least 20 calendar days prior to the annual general meeting of shareholders.

Agenda Requests

Pursuant to our articles of association, shareholders who alone or together either (1) hold shares with an aggregate nominal value of at least CHF 1,000,000 or (2) represent at least 10% of the share capital may request that an item be included on the agenda for a general meeting of shareholders. To be timely, the shareholder’s request must be made at least 45 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

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a brief description of the business desired to be brought before the general meeting of shareholders and the reasons for conducting such business at the general meeting of shareholders;
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the proposals regarding the agenda item;
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the name and address, as they appear in the share register, of the shareholder proposing such business;
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the number of shares which are beneficially owned by such shareholder (including documentary support of such beneficial ownership);
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the dates upon which the shareholder acquired such shares;
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any material interest of the proposing shareholder in the proposed business;

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a statement in support of the matter; and
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all other information required under the applicable laws and stock exchange rules.

In accordance with the Swiss corporate law reform, we intend to propose an amendment to our articles of association allowing shareholders who hold, alone or together, ordinary shares representing at least 0.5% of the share capital or the votes to request that an item be included on the agenda or a proposal relating to an agenda item be included in the notice convening a general meeting of shareholders.

In addition, if the shareholder intends to solicit proxies from the shareholders of a company, such shareholder shall notify the company of this intent in accordance with SEC Rule 14a-4 and/or Rule 14a-8.

Shareholder Proposals

Under Swiss corporate law and our articles of association, at any general meeting of shareholders any shareholder may put proposals to the meeting related to items already on the agenda. In addition, even if the proposal is not part of any agenda item, any shareholder may propose to the meeting to convene an extraordinary general meeting of shareholders or to have a specific matter investigated by means of a special investigation where this is necessary for the proper exercise of shareholders’ rights.

Voting Rights

Subject to the voting rights limitation set forth in our articles of association, each of our shares entitles a holder to one vote. The shares are not divisible. We only accept one representative per share and the voting right and the rights associated therewith may only be exercised vis-à-vis us by a shareholder, usufructuary or nominee to the extent that such person is registered in the share register with voting rights at a cut-off date to be determined by our board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy (annually elected by the general meeting of shareholders), by their legal representative or by any other representative of their choice with authorization to act as proxy.

Our articles of association contain provisions that prevent investors from acquiring voting rights exceeding 18% of our issued share capital. Subject to Swiss law and our articles of association, no person or entity shall be registered in the share register as a shareholder with voting rights for, and no person or entity may directly or indirectly, formally, constructively or beneficially own, or otherwise control or direct, alone or together with third parties, voting rights (whether exercisable or not) with respect to, more than 18% of the share capital registered in the Commercial Register. Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals, legal entities or partnerships who act in concert or otherwise act in a coordinated manner or acquire shares indirectly shall be treated as one single person. Specifically, if an individual or legal entity acquires ordinary shares and, as a result, directly or indirectly, has voting rights with respect to more than 18% of the share capital registered in the Commercial Register, the ordinary shares exceeding the limit of 18% shall be entered in the share register as shares without voting rights.

This restriction also applies to persons or entities who hold or acquire some or all of their shares through nominees, including via Cede & Co., New York (or any successor), as the nominee of The Depository Trust Company, New York, acting in its capacity as clearing nominee. Our board of directors may, in its own discretion, register persons who declare in the registration application that they hold the shares as nominees on behalf of third-party beneficiaries in the share register as shareholders with voting rights. However, if shares are being held by a nominee for third-party beneficiaries, which control or direct (alone or together with third parties) voting rights with respect to more than 18% of the share capital registered in the Commercial Register, our articles of association provide that our board of directors may cancel the registration of the shares with voting rights held by such nominee in excess of the limit of 18%. Furthermore, our articles of association contain provisions that allow our board of directors to make the registration with voting rights of shares held by a nominee subject to conditions, limitations and reporting requirements and to impose or adjust such conditions, limitations and requirements once registered. However, any shareholders already being registered with, and/or having been allocated, more than 18% of the share capital registered in the Commercial Register prior to April 13, 2021 (if any) will remain or will be registered with voting rights for such shares. Furthermore, our board of directors may resolve not to apply, in part or in full, these restrictions or limits by way of exception for justified reasons with the majority vote of two-thirds of all its members.

Further, no shareholder may exercise, directly or indirectly, voting rights with respect to own or represented shares in excess of 18% of the share capital registered in the Commercial Register. This voting rights limitation applies equally to parties acting in concert. Our board of directors may resolve not to apply this voting rights limitation by way of exception for justified reasons with the majority vote of two-thirds of all its members. This voting rights limitation does not apply to the exercise of voting rights by shareholders or their proxies to the extent that their shares are validly registered with voting rights in the share register pursuant to our articles of association and they are still in compliance with our articles of association.

Dividends and Other Distributions

Our board of directors may propose to the general meeting of shareholders that a dividend or other distribution be paid but cannot itself authorize the dividend or distribution. Under Swiss law and our articles of association, dividend payments and other distributions require a resolution passed by a majority of the votes represented at a general meeting of shareholders. In addition, our auditors must confirm that the dividend or distribution proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends (including interim dividends) only if we have sufficient distributable profits (Bilanzgewinn) or distributable reserves, each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law or the articles of association have been deducted.

Distributable reserves are generally booked either as voluntary “retained earnings” (freiwillige Gewinnreserven), as statutory “retained earnings” (gesetzliche Gewinnreserve), as statutory capital reserves (gesetzliche Kapitalreserve) or as reserves from capital contributions (Kapitaleinlagereserven). Under the CO, if our statutory retained earnings and our statutory capital reserves amount to less than 20% of our paid-in nominal share capital, then at least 5% of our annual net profit must be retained as statutory “retained earnings”. The CO permits us to accrue additional voluntary reserves within certain statutory limitations. Further, we are required to present the amount of the purchase price of own shares repurchased (whether by us or a subsidiary) as a negative item in equity, or as reserves for own shares, respectively, in our annual stand-alone statutory balance sheet, and such amount may not be used for dividends or subsequent repurchases. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e., the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Unless carried out within the capital range, such a capital reduction requires a resolution passed by a majority of the votes represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the Commercial Register. Our share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is re-established by sufficient new fully paid-in share capital. Our board of directors must give public notice of the capital reduction in the Swiss Official Gazette of Commerce and notify creditors that they may request, within 30 calendar days after such publication, security for their claims. The obligation to provide security does not apply if the Company fulfills the claims or proves that its ability to fulfill such claims is not compromised by the capital reduction. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors will determine the ex-dividend, record and payment dates. Dividends are usually due and payable shortly after the general meeting of shareholders has passed the resolution approving the payment, but shareholders may also resolve at the general meeting of shareholders to pay dividends in quarterly or other installments.

The decision to propose the payment of dividends or other distributions is a business decision that will be made by our board of directors from time to time based on our results of operations, financial position, capital requirements, contractual restrictions, business prospects, and such other considerations as our board of directors considers relevant.

Transfer of Shares

Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Shares or the beneficial interest in shares, as applicable, credited in a securities account may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with applicable rules.

Voting rights may be exercised only after a shareholder has been entered in the share register with his or her full name, address and nationality or, in the case of legal entities, the company name and the registered office as a shareholder with voting rights. For a discussion of the restrictions applicable to the registration in the share register and the exercise of voting rights, see the section entitled “—Voting Rights”.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect our share register. Shareholders who hold, alone or together, ordinary shares representing at least 5% of the share capital or the votes may request to inspect our books and records. Subject to the safeguarding of our business secrets and other legitimate interests, our board of directors may authorize such inspection to the extent necessary to exercise shareholder rights within four months following receipt of such requests.

Special Investigation

If the shareholders’ right to information in the general meeting of shareholders or right to inspection as outlined above prove to be insufficient in the judgment of the shareholder, such shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the competent court to appoint a special examiner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of the share capital or the votes may request, within three months after the general meeting of shareholders, that the competent court appoint a special examiner. The competent court will issue such an order if the petitioner(s) can furnish prima facie evidence that our corporate bodies or any member thereof infringed the law or our articles of association and such infringements are capable of causing damages to us or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases in full or in part to the petitioner(s).

Shareholders’ Rights to Bring Actions for the Benefit of the Company

According to the CO, an individual shareholder may bring an action, in its own name and for the benefit of the Company, against the Company’s directors, officers or liquidators for the recovery of any losses we have suffered as a result of the intentional or negligent breach by such directors, officers or liquidators of their duties. The general meeting of shareholders may resolve that the Company brings such action against the Company’s directors, officers or liquidators and instruct the board of directors or a representative to do so on behalf of the Company.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e., mergers, demergers, conversion of a corporation and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented at such meeting.

If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such transaction.

Swiss corporations may be acquired by an acquirer through the direct acquisition of shares. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if 90% of the shareholders of the transferring company who are entitled to vote give their consent. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation).

For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are not adequate, a shareholder may request the competent court to determine an adequate amount of compensation. Shareholders who consider their equity rights not to have been adequately preserved or the compensation received or to be received to be inadequate are entitled to exercise appraisal rights in accordance with the Swiss Merger Act by filing a suit against the surviving corporation with the competent Swiss civil court at the registered office of the surviving corporation or of the transferring corporation. The suit must be filed within two months after the merger or demerger resolution has been published in the Swiss Official Gazette of Commerce. If such a suit is filed, the court must assess whether the equity rights have been adequately preserved or the compensation paid or to be paid to the shareholders is adequate compensation and, should the court consider it to be inadequate, determine any additional adequate compensation. A decision issued by a competent court in this respect can be acted upon by any person who has the same legal status as the claimant. The filing of an appraisal suit will not prevent completion of the merger or demerger.

In addition, under Swiss law, the sale of all or substantially all of our assets may be construed as a de facto dissolution of the Company, and consequently require the approval of two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented at such meeting. Whether a shareholder resolution is required depends on the particular transaction, and the following circumstances are generally deemed relevant in this respect:

•
a core part of the company’s business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•
the company’s assets, after the divestment, are not invested in accordance with the company’s business purpose set forth in its articles of association; and
•
the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to the company’s shareholders or for financial investments unrelated to the company’s business.

Board of Directors

Number of Directors; Election

Our articles of association provide that our board of directors shall consist of a minimum of three members and a maximum of nine members.

The members of our board of directors and the chairperson are elected annually by the general meeting of shareholders for a term of office until completion of the next annual general meeting of shareholders and are eligible for re-election. Each member of our board of directors must be elected individually.

Powers

Pursuant to Swiss corporate law, our board of directors has the following non-transferable and inalienable powers and duties:

•
the ultimate management of the Company and the issuance of necessary instructions;
•
the determination of the organization of the Company;
•
the structuring of the accounting system, of the financial controls and of the financial planning;
•
the appointment and dismissal of the persons entrusted with management and representation of the Company, and issuance of rules on the signature authority;
•
the ultimate supervision of the persons entrusted with management of the Company, in particular in view of compliance with the law, the articles of association, regulations and directives;
•
the preparation of the annual report and the compensation report;
•
the preparation of the general meetings of shareholders and the implementation of its resolutions;
•
the adoption of resolutions on the change of the share capital to the extent that such power is vested in the board of directors, the ascertainment of capital changes, the report on the capital increase, and the respective amendments to the articles of association (including deletions);
•
the non-transferable and inalienable powers and duties of the board of directors pursuant to the Swiss Merger Act;
•
the submission of an application for debt-restructuring moratorium and the notification of the court if liabilities exceed assets; and
•
other powers and duties reserved to the board of directors by law or the articles of association.

The board of directors may, while retaining such non-transferable and inalienable powers and duties, delegate some of its powers, in particular the executive management of the Company, in whole or in part to one or several of its members, to committees or to third parties (such as executive officers) who need not be members of the board of directors nor shareholders. Pursuant to our articles of association, details of the delegation must be set forth in the organizational regulations issued by the board of directors. The organizational regulations may also contain other procedural rules such as quorum requirements. Our board of directors has delegated the executive management of the Company to our chief executive officer.

Indemnification of Directors and Executive Management

Under Swiss law, subject to certain limitations, a corporation may indemnify and hold harmless directors and other persons entrusted with its management out of the assets of the corporation from and against actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted, in connection with the execution of their statutory duties, provided that such indemnity (if any) shall not extend to any matter in which any of said persons is found to have committed an intentional or grossly negligent breach of his or her duties. Our articles of association contain provisions governing the indemnification of the members of our board of directors and of our executive committee and the advancing of related defense costs to the extent not included in insurance coverage or paid by third parties. In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer.

We have entered into indemnification agreements with each of the members of our board of directors and of our executive committee.

Conflict of Interest; Management Transactions

Swiss law provides that all members of the board of directors and of the executive committee must inform the board of directors without delay of any conflicts of interest. In such an event, the board of directors has to take such measures as are necessary to safeguard the Company’s interests. Further, the CO requires our directors and executive officers to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive officers. This rule is generally understood to disqualify directors and executive officers from participating in decisions that directly affect them. Our directors and executive officers are personally liable to us for breaches of these obligations.

Under Swiss law, directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and in certain circumstances our creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of our shareholders, directors, executive officers or members of the advisory board (if any) or any person associated with any such person, other than payments made at arm’s length, must be repaid to the Company if such person or associated person acted in bad faith.

If in connection with the entering into a contract (except relating to daily business matters for a value of up to CHF 1,000) we are represented by the person with whom we are entering into the contract with, such contract must be in writing.

Our Code of Conduct and organizational regulations also cover a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and Executive Committee

Pursuant to Swiss corporate law, the Company is subject to certain rules related to the compensation of the members of the board of directors and of the executive committee applicable to listed Swiss corporations.

Say on pay

For listed companies, Swiss corporate law requires a “say on pay” approval mechanism for the compensation of the board of directors and the executive committee pursuant to which the shareholders must vote on the compensation of the board of directors and the executive committee on an annual basis. In accordance with these requirements, our articles of association provide that the general meeting of shareholders must, each year, approve separately the proposals of the board of directors regarding the aggregate amounts of:

a)
the maximum compensation of the board of directors until completion of the next annual general meeting of shareholders; and
b)
the maximum compensation of the executive committee for the following financial year.

The board of directors may submit for approval by the general meeting of shareholders deviating or additional proposals relating to the same or different periods.

If the general meeting of shareholders does not approve the proposed amount of compensation, the board of directors prepares a new proposal, taking into account all relevant factors, and submits such new proposal for the approval at the same general meeting of shareholders, a subsequent extraordinary general meeting of shareholders or the next annual general meeting of shareholders.

Pursuant to our articles of association, if the maximum aggregate amount of compensation of the executive committee already approved by the general meeting of shareholders is not sufficient to also cover the compensation of one or more persons who become a member of or are being promoted within the executive committee after the general meeting of shareholders has approved the compensation of the executive committee for the relevant period, each such person may per each compensation period be paid up to 100% of the aggregate amount of maximum compensation of the executive committee last approved by the general meeting of shareholders (supplementary amount).

Swiss corporate law and our articles of association provide that if the variable compensation of the executive committee is submitted to the annual general meeting of shareholders for approval for the following financial year (i.e., prospectively), the compensation report for the relevant financial year is subsequently submitted to the annual general meeting of shareholders for an advisory vote.

Compensation principles in our articles of association

Under Swiss corporate law, we are required to define the principles for the determination of the compensation of the board of directors and the executive committee in our articles of association. According to our articles of association, the compensation of the non-executive directors consists of fixed compensation elements and may comprise further compensation elements. The compensation of executive directors and members of the executive committee comprises fixed and variable compensation elements. Fixed compensation comprises the base salary and may consist of other compensation elements. Variable compensation may take into account the achievement of specific performance targets. The total compensation shall take into account the position and level of responsibility of the recipient. Compensation may be paid in the form of cash, shares, options or other share-based instruments or units, or in the form of other types of benefits. Our board of directors or, to the extent delegated to it, the compensation committee determines grant, vesting, exercise, restriction and/ or forfeiture conditions and periods and may provide for continuation, acceleration or removal of vesting, exercise, restriction and/or forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case for pre-determined events such as a change of control or termination of an employment or mandate agreement.

Our articles of association permit us or our subsidiaries to grant loans or credits to our directors and executive officers at market conditions whereby the total amount of such loans and credits may not exceed CHF 5,000,000.

Prohibited forms of compensation

Swiss corporate law prohibits certain types of compensation arrangements with current and former members of a listed Swiss corporation’s board of directors and executive committee and related persons. In particular, the CO prohibits severance payments in any form. Notice periods in employment agreements exceeding one year and employment agreements for a fixed term of more than one year are deemed to be prohibited severance payments. Payments in connection with post-employment non-compete covenants that exceed the average compensation for the last three financial years, that are not in line with market terms or that are not commercially motivated are prohibited. Also, compensation that is not in line with market terms in connection with the former activity as a member of the board of directors or executive committee is prohibited. Consultancy agreements are not subject to the CO’s severance pay prohibition, unless they are deemed to be disguised severance payments based on their terms. The CO also restricts certain forms of advance compensation payments. Replacement awards compensating benefits and other entitlements that executive officers forfeit from their previous employers are permissible, whereas genuine and unconditional prepayments of salary (i.e., if the contractual salary is paid in advance without being subject to conditions) and sign-on bonuses are not permitted. The CO also prohibits transaction bonuses and certain types of compensation and benefits not expressly provided for by a company’s articles of association.

Compensation disclosure

The CO requires the board of directors to prepare an annual audited compensation report disclosing the compensation directly or indirectly awarded to members of the board of directors and the executive committee (and, to the extent not in line with market standards or relating to post-contractual non-compete covenants, to former members of and parties related to these bodies) for the past financial year. The compensation awarded to the board of directors has to be disclosed both on an aggregate basis as well as individually on a named basis for each director. The compensation awarded to the executive committee has to be disclosed on an aggregate basis; in addition, the compensation of the highest paid member of the executive committee needs to be disclosed individually on a named basis. In case the company pays compensation out of the supplementary amount as described above, such compensation has to be disclosed on an aggregate basis as well as individually on a named basis. In addition, we have to disclose shares and other equity-linked positions in the Company held by members of the board of directors and of the executive committee or persons closely related to them in the notes to our annual financial statements or, as from 2023, in the compensation report.

Swiss corporate law and our articles of association provide that if the variable compensation of the executive committee is submitted to the annual general meeting of shareholders for approval for the following financial year (i.e., prospectively), the compensation report for the relevant financial year is subsequently submitted to the annual general meeting of shareholders for an advisory vote.

Criminal provisions

Directors or members of the executive committee who intentionally pay or receive certain impermissible forms of compensation are subject to criminal liability (imprisonment and monetary penalty). Directors who intentionally do not comply with certain other provisions of the CO are also subject to criminal liability (imprisonment and/or a monetary penalty).

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that we have freely distributable reserves in the amount of the purchase price. Further, the aggregate nominal value of all shares held by us must not exceed 10% of our share capital. Pursuant to the CO, where shares are acquired in connection with a transfer restriction set out in our articles of association or an action for the dissolution of the Company (Auflösungsklage), the foregoing upper limit is 20%. We must present the acquired shares on our stand-alone statutory balance sheet as a negative item in our equity.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends, pre-emptive rights in the case of share capital increases and advance subscription rights.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to, among other things, meet our obligations under our equity incentive plans, to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares, or for purposes of cancellation.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading, or the Financial Market Infrastructure Act, do not apply to us since our shares are not listed on a Swiss stock exchange.

Mandatory Bid Rules

The obligation of any person or group of persons that acquires more than one third of a company’s voting rights to submit a cash offer for all the outstanding listed equity securities of the relevant company at a minimum price pursuant to the Financial Market Infrastructure Act does not apply to us since our shares are not listed on a Swiss stock exchange.

Limitation of Liability and Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar of Shares

Our share register is kept by Computershare Trust Company, N.A., which acts as transfer agent and registrar. The share register reflects only holders of record of our ordinary shares, usufructuaries therein and/or nominees subject to the limitations set forth in article 5 of our articles of association (see for more details the section entitled “—Voting Rights”). Swiss law does not recognize fractional share interests.

Comparison of Shareholder Rights under Swiss and Delaware Corporate Law

We are a corporation (Aktiengesellschaft) organized under the laws of Switzerland in accordance with articles 620 et seqq. CO. The laws applicable to a Swiss corporation and its shareholders differ from laws applicable to U.S. corporations and their shareholders. The following comparison summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the ordinary shares or common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Switzerland and Delaware. Please note that this is only a general summary of certain provisions applicable to companies in Delaware and that certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents. For a more complete discussion, please refer to the Delaware General Corporation Law, or the DGCL, Swiss law, and our governing articles of association, organizational regulations, committee charters and the Code of Conduct.

Swiss Corporate Law	Delaware Corporate Law

Number of Directors

Under Swiss corporate law, the board of directors must consist of at least one member, unless the articles of association set out a specific number of directors. Our articles of association provide that our board of directors shall consist of a minimum of three members and a maximum of nine members.

Under the DGCL, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation.

Director Qualifications

Any natural person can be elected as a member of the board of directors even without being a shareholder of the corporation. As a minimum standard a director has to be in the position to fulfill his or her fiduciary duties, the duty of care and the duty of loyalty. It lies within the competence of the board of directors to determine a set of qualifications when proposing potential candidates to the general meeting of shareholders for election, or the articles of association may set out guidelines. Our articles of association generally do not set out such guidelines. However, our compensation committee charter stipulates that the members of the compensation committee of the board of directors shall be non-executive and independent. Our organizational regulations and committee charters further stipulate certain requirements as to independence and, with respect to the audit committee, financial literacy.

Under the DGCL, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.

Further, the corporation must be able to be represented by one person who is resident in Switzerland with sole signature authority or two persons who are resident in Switzerland with joint signature authority by two. This person or these persons may be either a member of the board of directors or an executive officer. They must have access to the share register and the register of beneficial owners notified to the company.

Standard of Conduct for Directors

A director of a Swiss corporation has a fiduciary duty to the corporation only. This duty has two components:

•
the duty of care; and
•
the duty of loyalty.

The duty of care requires that a director acts in good faith, with the care that an ordinary prudent director would exercise under similar circumstances.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interest of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits in principle self-dealing by a director and mandates that the best interest of the corporation take precedence over a director’s interest.

The DGCL does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors must afford the shareholders equal treatment in equal circumstances.

The burden of proof for a violation of these duties is with the corporation or with the shareholder (or creditor) bringing a suit against the director.

The Swiss Federal Supreme Court established the doctrine to restrict its review of a business decision if the decision has been taken upon proper preparation, on an informed basis and without conflicts of interest.

Indemnification of Directors and Executive Committee and Limitation of Liability

Under Swiss corporate law, a corporation cannot limit the personal liability of a director or another person entrusted with its management. However, the general meeting of shareholders may grant discharge to the directors and the persons entrusted with its management from liability arising from actions taken during the past financial year. Such discharge is effective only, however, for disclosed facts and only against the corporation and those shareholders who approved the discharge or who have since acquired shares in full knowledge of the discharge.

Under the DGCL, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages arising from a breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for:

•
any breach of the director’s duty of loyalty to the corporation or its shareholders;

Under Swiss corporate law, subject to certain limitations, a corporation may indemnify and hold harmless directors and other persons entrusted with its management out of the assets of the corporation from and against actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted, in connection with the execution of their statutory duties, provided that such indemnity (if any) shall not extend to any matter in which any of said persons is found to have committed an intentional or grossly negligent breach of his or her duties.

Subject to the limitations described above, the articles of association of a Swiss corporation may therefore provide that the corporation shall indemnify and hold harmless to the extent permitted by law the directors and members of the executive committee out of assets of the corporation against threatened, pending or completed actions. Within the same limitations, the articles of association of a Swiss corporation may also provide that the directors shall be entitled to the reimbursement of all expenses incurred in the interests of the corporation. Our articles of association contain such provisions.

Further, a corporation may enter into and pay for directors’ and officers’ liability insurance which may cover negligent acts as well.

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
intentional or negligent payment of unlawful dividends or unlawful share purchases or redemptions; or
•
any transaction from which the director derives an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•
by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;
•
by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;
•
by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or
•
by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Annual Vote on Board Renewal

The general meeting of shareholders elects annually and individually the members of the board of directors, the chairperson of the board of directors and the members of the compensation committee for a term of office until completion of the next annual general meeting of shareholders. Re-election is possible.

One-year terms are mandatory under Swiss corporate law for listed companies. Classified boards are therefore not permitted.

Cumulative voting is not permitted under Swiss corporate law. Our directors, the chairperson of the board of directors and the members of the compensation committee are elected by the affirmative vote of the majority of the votes represented at the general meeting of shareholders.

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

Cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.

Removal of Directors

The general meeting of shareholders may remove, with or without cause, any director at any time with a resolution passed by a majority of the votes represented at a general meeting of shareholders where a proposal for such removal was properly set on the agenda. The articles of association may require the approval by a qualified majority of the shares represented at a meeting for the removal of a director. Our articles of association require a resolution by the general meeting of shareholders passed by two-thirds of the votes represented at the meeting and the absolute majority of the nominal value of the shares represented at such meeting for the dismissal of a director before the end of his or her term of office.

Under the DGCL, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, unless otherwise provided in the certificate of incorporation, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors

In order to fill a vacancy on the board of directors, a new member of the board of directors must be elected by a general meeting of shareholders.

In the event the office of the chairperson of the board of directors is vacant, the board of directors shall appoint a new chairperson from among its members for the remaining term of office. If there are vacancies on the compensation committee, the board of directors may appoint substitute members from among its members for the remaining term of office. The articles of association may set forth different rules to fill vacancies on the compensation committee. Our articles of association do not stipulate such different rules.

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.

Annual General Meeting or Special Meetings

The annual general meeting of shareholders must take place annually within six months after the close of the financial year. Amongst other competences, the general meeting of shareholders individually elects the members of the board of directors, the chairperson of the board of directors and the members of the compensation committee. The notice of convening the meeting must specify the date, beginning, mode and venue of the meeting, the items on the agenda as well as the proposals of the board of directors and the shareholder(s) (if any) with a brief statement of the reasons, and the name and address of the independent voting rights representative.

Extraordinary general meetings of shareholders shall be called as often as necessary by the board of directors or, if necessary, by the statutory auditors as well as in all other cases required by law. One or more shareholders holding, alone or together, ordinary shares representing at least 5% of the share capital or of the votes may request in writing that the board of directors call an extraordinary general meeting of shareholders. The request must contain an agenda and the suggested proposals. Pursuant to our articles of association, the threshold is currently set at 10% of the share capital (in accordance with the old corporate law). In accordance with the Swiss corporate law reform, we intend to propose an amendment to our articles of association to lower the threshold to 5%.

Under the DGCL, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be provided by the certificate of incorporation or by the bylaws, or by the board of directors if neither the certificate of incorporation or bylaws so provide.

Under the DGCL, unless directors are elected by written consent in lieu of an annual meeting as permitted by the DGCL, the annual meeting of stockholders shall be held for the election of directors on a date and at a time as designated by or in the manner provided in the bylaws.

Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Shareholder Proposals

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. Generally, no resolution may be passed on proposals relating to agenda items that were not duly notified. Pursuant to our articles of association, shareholders who alone or together either (1) hold shares with an aggregate nominal value of at least CHF 1,000,000 or (2) represent at least 10% of the share capital may request that an item be included on the agenda for a general meeting of shareholders. To be timely, the shareholder’s request must be made at least 45 calendar days in advance of the meeting.

In accordance with the Swiss corporate law reform, we intend proposing to our shareholders an amendment to our articles of association allowing shareholders who hold, alone or together, ordinary shares representing at least 0.5% of the share capital or the votes to request that an item be included on the agenda or a proposal relating to an agenda item be included in the notice convening a general meeting of shareholders.

Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

A stockholder of a Delaware corporation has the right to put any proposal before the annual meeting of stockholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but stockholders may be precluded from calling special meetings.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the board of directors on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the statutory auditors on the methods and results of their audit, (iii) propose that an extraordinary general meeting of shareholders be called or (iv) propose that a special investigation be carried out.

Notice of General Meetings

Under Swiss corporate law and our articles of association, notice of the general meeting of shareholders has to be given at least 20 calendar days before the date for which the meeting is scheduled in the form prescribed by the articles of association. The agenda must specify the date, beginning, mode and venue of the meeting, the items on the agenda as well as the proposals of the board of directors and the shareholder(s) (if any) with a brief statement of the reasons, and the name and address of the independent voting rights representative. Our annual report, the compensation report and the auditors' reports must be made available electronically to the shareholders at least 20 days prior to the annual general meeting of shareholders.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Voting Rights and Transfer Restrictions

Each ordinary share carries one vote at any general meeting of shareholders. A shareholder must be registered in the corporation’s share register as a shareholder with voting rights in order to exercise his, her or its voting rights.

Under the DGCL, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

The articles of association may, as is the case under our articles of association, restrict the registration of a shareholder in the corporation’s share register in order to ensure that no person or entity is registered as a shareholder with voting rights for more than a certain percentage, and that no person or entity directly or indirectly, formally, constructively or beneficially owns, or otherwise controls or directs voting rights (whether exercisable or not) with respect to a certain percentage of the share capital registered in the Commercial Register (see for more details the section of this exhibit entitled “—Voting Rights”).

Further, the articles of association, as is the case under our articles of association, may provide that no shareholder may exercise, directly or indirectly, voting rights with respect to own or represented shares in excess of a certain percentage of the share capital registered in the Commercial Register (see for more details the section of this exhibit entitled “—Voting Rights”).

The articles of association of a Swiss corporation may, subject to certain limitations, provide for shares with preferred voting rights. Our articles of association do not contain such a provision.

Proxy

Swiss law requires that the independent proxy must be present at a general meeting of shareholders. Registered shareholders may give proxy and voting instructions to the independent proxy in writing or electronically. Pursuant to our articles of association, registered shareholders may also give proxy to a representative of their choice.

Under the DGCL, each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholders by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Shareholder Action by Written Consent

As of January 1, 2023, shareholders of a Swiss corporation may also act by written consents, if no shareholder or representative of a shareholder requests an oral debate.

Shareholders of record may vote at the general meeting of shareholders through proxy and related instructions (“—Proxy”).

Under the DGCL a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent. Unless otherwise provided in the certificate of incorporation, any action that is required by the DGCL to be, or that can be, taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if written consent to the action is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Shareholder Vote on Certain Transactions

Under Swiss corporate law, with certain exceptions, a merger or a demerger of the corporation pursuant to the Swiss Merger Act or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the votes represented at the respective general meeting of shareholders as well as the absolute majority of the nominal value of shares represented at such meeting. The articles of association may increase the voting threshold (which is not the case under our articles of association). Swiss law also requires that if the merger agreement provides only for a compensation payment, at least 90% of all members in the transferring legal entity who are entitled to vote shall approve the merger agreement. However, there has been some uncertainty and dispute as to whether the 90% approval requirement relates to the total number of votes represented by all shares of the target company outstanding, or the total number of shareholders of the target company entitled to vote.

Swiss law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary of which it owns at least 90% of the shares without a shareholder vote by shareholders of such subsidiary if the shareholders of the subsidiary are offered the payment of the fair value in cash as an alternative to shares of the parent.

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s shares outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of shares of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding shares of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation, and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

Dissenters’ Appraisal Rights

For business combinations effected in the form of a statutory merger or demerger, the Swiss Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are not adequate, a shareholder may request the competent court to determine an adequate amount of compensation.

Shareholders who consider their equity rights not to have been adequately preserved or the compensation received to be inadequate are entitled to exercise appraisal rights in accordance with the Swiss Merger Act by filing a suit against the surviving corporation with the competent Swiss civil court at the registered office of the surviving corporation or of the transferring corporation. The suit must be filed within two months after the merger or demerger resolution has been published in the Swiss Official Gazette of Commerce. If such a suit is filed, the court must assess whether the equity rights have been adequately preserved or the compensation paid or to be paid to the shareholders of the transferring corporation is adequate and, should the court consider it to be inadequate, determine any additional adequate compensation. A decision issued by a competent court in this respect can be acted upon by any person who has the same legal status as the claimant. The filing of an appraisal suit will not prevent completion of the merger or demerger.

Under the DGCL, any stockholder of a corporation who holds share of stock on the date of making a demand for appraisal of such stockholder’s shares under the DGCL, who continuously holds such shares through the effective date of a merger or consolidation, who has neither voted in favor of the merger or consolidation nor consented thereto shall be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the stockholder’s shares of stock; provided, however, that no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

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shares of stock of the surviving corporation;
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shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
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cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
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any combination of the above.

Notwithstanding the foregoing, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation if the holders of such corporation are required by the agreement of merger or consolidation to accept for such stock anything but:

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shares of stock of the surviving corporation or depository receipts in respect thereof;
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shares of stock of another corporation, or depository receipts in respect thereof, that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
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cash in lieu of fractional shares or fractional depository receipts described in the two preceding bullet points; or
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any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Shareholder Vote on Board and Management Compensation

Pursuant to Swiss corporate law, the aggregate amount of compensation for the members of the board of directors and the executive committee must be approved by the general meeting of shareholders.	Under the DGCL, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.

Sources of Dividends

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the distribution.

Payments out of share capital of a Swiss corporation (in other words, the aggregate nominal value of the corporation’s registered share capital) in the form of dividends are not allowed; however, payments out of share capital may be made by way of a capital reduction. Dividends may be paid only from the profits brought forward from the previous financial years or if the corporation has distributable reserves, each as will be presented on the corporation’s audited stand-alone statutory balance sheet. The dividend may be determined only after the allocations to reserves required by Swiss law or the articles of association have been deducted and the corporation’s statutory auditors have confirmed that the dividend proposal complies with Swiss law and the corporation’s articles of association. As of January 1, 2023, our shareholders may also resolve to pay interim dividends out of profit of the current business year on the basis of interim accounts.

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either (1) out of its surplus or (2) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital of the corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding shares of all classes having a preference on the distribution of assets. “Surplus” is defined in the DGCL as the excess of the net assets of the corporation over capital, as such capital may be adjusted by the board of directors.

Creation and Issuance of New Shares

The creation of new shares requires a resolution of the general meeting of shareholders. Under the CO, our shareholders, by a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented at such meeting, may empower the board of directors to issue shares of a specific aggregate nominal amount, in each case up to a maximum of 50% of the existing issued share capital as registered in the Commercial Register, in the form of:

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conditional capital (bedingtes Kapital) for the purpose of issuing shares (i) through the exercise or mandatory exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to shareholders or third parties in connection with bonds, notes, options warrants or other securities or contractual obligations of the Company or any of its group companies or (ii) through the issuance of rights to subscribe for new shares to members of the board of directors, members of the executive committee or employees of the Company or its group companies or third parties to subscribe for new shares; and/or
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a capital range (Kapitalband) to be utilized by the board of directors, for capital increases and/or capital reductions, as applicable, subject to the articles of incorporation, within a period determined by the shareholders but not exceeding five years from the date of the shareholder approval. If and when adopted and approved by the general meeting of shareholders, the capital range will replace the authorized capital (genehmigtes Kapital) as currently provided for in our articles of incorporation which expires on June 30, 2024.

All creation of shares requires the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

Pre-emptive Rights

Under Swiss corporate law, shareholders have pre-emptive rights to subscribe for newly issued shares and advance subscription rights to subscribe for warrants, convertible bonds or similar debt/finance instruments with option or conversion rights. Under certain circumstances, shareholders may limit or withdraw, or authorize the board of directors to limit or withdraw, pre-emptive rights or advance subscription rights. However, the shareholders’ pre-emptive rights or advance subscription rights can only be limited or withdrawn for valid reasons. Preventing a particular shareholder to exercise influence over the company is generally believed not to be a valid reason to limit or withdraw shareholders’ pre-emptive rights.

Under the DGCL, no stockholder shall have any pre-emptive right to subscribe to an additional issue of shares or to any security convertible into such shares unless, and except to the extent that, such right is expressly granted to such stockholder in the corporation’s certificate of incorporation.

Repurchase of Shares

A Swiss corporation (or its subsidiaries) may repurchase its own shares under the following conditions:

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it can only repurchase its own shares out of freely disposable equity capital in the required amount;
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the combined nominal value of all such shares cannot exceed 10% of the share capital. Where shares are acquired in connection with a transfer restriction set out in the articles of association or an action for the dissolution of the Company (Auflösungsklage), the foregoing upper limit is 20%;
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the voting rights on the corporation’s own shares are suspended; and
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the amount of the purchase price for the shares repurchased is presented on its stand-alone statutory balance sheet as a negative item in its equity.

Under the DGCL, a corporation may generally purchase or redeem shares of its stock; provided, however, that no corporation shall purchase or redeem its own shares of capital stock if the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced in accordance with the DGCL.

Amendment of Governing Documents

The articles of association of a Swiss corporation may generally be amended by the general meeting of shareholders with a resolution passed by a majority of the votes represented at such meeting, unless otherwise provided in the articles of association or required by law. There are a number of resolutions, such as an amendment of the stated purpose of the corporation and the introduction of a capital range and conditional capital, that pursuant to Swiss law require the approval by two-thirds of the votes and a majority of the nominal value of the shares represented at the general meeting of shareholders. The articles of association may increase the voting thresholds. Our articles of association provide that in addition to those matters which require such qualified majority by law, the dismissal of any member or the chairperson of the board of directors or any member of the compensation committee as well as any amendments to the registration and voting restrictions and the provisions setting a maximum board size and regarding indemnification require such qualified majority.

Subject to certain requirements, shareholders may submit a proposal to be voted on at a general meeting of shareholders to amend the articles of association.

Under the DGCL, a corporation may amend its certificate of incorporation if:

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its board of directors has adopted a resolution setting forth the amendment proposed and declaring its advisability; and
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if a majority of the outstanding stock entitled to vote on the amendment, and a majority of the outstanding stock of each class entitled to vote on the amendment as a class, has been voted in favor of the amendment.

Under the DGCL, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, such power upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal bylaws.

Inspection of Books and Records

Under Swiss corporate law, a shareholder may request to inspect a corporation’s minutes of general meetings of shareholders. A corporation’s annual report, compensation report and the auditors’ reports must be made electronically to shareholders at least 20 calendar days prior to each annual general meeting of shareholders. If the documents are not electronically accessible, any shareholder may for one year following the general meeting request that they be sent the annual report in the form approved by the general meeting together with the audit reports.

Stockholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders who hold, alone or together, ordinary shares representing at least 5% of the share capital or the votes may request to inspect our books and records. Subject to the safeguarding of a corporation’s business secrets and other legitimate interests, our board of directors may authorize such inspection to the extent necessary to exercise shareholder rights within four months following receipt of such requests. At a general meeting of shareholders, any shareholder may request information from the board of directors concerning the corporation’s affairs. Shareholders may also ask the corporation’s statutory auditors questions regarding their audit of the corporation. The board of directors and the statutory auditors must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the corporation.

Shareholder Lawsuits

Under Swiss corporate law, an individual shareholder may bring an action in the shareholder’s own name, for the benefit of the corporation, against the corporation’s directors, officers or liquidators to recover any damages the corporation has incurred as a result of an intentional or negligent breach of duties by such directors, officers or liquidators. Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may, to a limited extent, have a similar effect.

Under Swiss law, the winning party is generally entitled to recover a limited amount of attorneys’ fees incurred in connection with such action. The court has discretion to permit the shareholder who lost the lawsuit to recover attorneys’ fees incurred to the extent that he, she or it acted in good faith.

Under the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Dissolution; Winding-up

Under Swiss corporate law, a corporation may be dissolved at any time by way of liquidation, based on a shareholders’ resolution. Such resolution requires the approval by two-thirds of the votes represented as well as the majority of the nominal value of the shares represented at the general meeting of shareholders passing a resolution on such dissolution and winding up. The articles of association may increase the voting thresholds required for such a resolution (which is not the case under our articles of association).

Dissolution by law or court order is possible if, for example, a corporation becomes bankrupt.

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by stockholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Swiss corporate law, any surplus arising out of a liquidation (after the settlement of all claims of all creditors) is distributed to shareholders in proportion to the paid up nominal value of shares held. The articles of association may provide for another distribution (which is not the case under our articles of association).